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[GRAPHIC OMITTED]                                                   Exhibit 99.0

2 Quaker Road, P.O. Box 2900                              N E W S  R E L E A S E
Pomona, NY 10970
845-362-1100


CONTACT:    Carol A. Cox, 845-348-6808     EMAIL: ccox@barrlabs.com
                                                  -----------------

Barr to Challenge FDA Opinion that Delays Launch of Its Manufactured Tamoxifen 10 mg Tablet

Pomona, New York, September 23, 2002... Barr Laboratories, Inc. (NYSE: BRL) today said that it disagrees with a letter, received from the U.S. Food and Drug Administration (FDA), which retroactively alters the approval date of Barr's application for tamoxifen 10 mg tablets. Barr said that it will file a court action in the U.S. District Court for the District of Columbia, seeking to re-affirm the April 1987 FDA final approval of its tamoxifen product, which established August 20, 2002 as the effective launch date for the Company's product. If the FDA decision is upheld, it would delay the launch of Barr's manufactured tamoxifen 10 mg tablets until the expiration of pediatric exclusivity in February 2003.

     The Company will host a Conference Call at 9:00 AM Eastern time to discuss these recent developments regarding the launch of its manufactured tamoxifen 10 mg tablets. The number to call within the United States is: 888-423-3271; and 651-291-0618 Internationally. A replay of the conference call will be available from 12:30 PM Eastern time on September 23 through 11:59 PM Eastern time September 25, and can be accessed by dialing 800-475-6701 in the United States and 320-365-3844 Internationally and using the access code 653620. "We believe that the FDA unequivocally gave Barr final approval to launch our manufactured tamoxifen product in April of 1987. That approval clearly established August 20, 2002, as the effective date of our approval," said Bruce L. Downey, Barr's Chairman and CEO. "We believe that the FDA's interpretation that pediatric exclusivity now applies is in error and we intend to vigorously pursue our right to launch a manufactured product during the pediatric exclusivity period. We are prepared, if cleared, to introduce our manufactured tamoxifen product, as soon as supplies of the product we distributed under agreement with AstraZeneca are depleted."

     The Company received final approval on April 2, 1987 to manufacture and distribute its tamoxifen 10 mg tablets. The effective date of the approval was delayed until August 20, 2002. Recently, AstraZeneca received pediatric exclusivity for its Nolvadex(R) brand version of tamoxifen until February 20, 2003. Barr intends to launch the 20 mg tablet version of tamoxifen at the expiration of pediatric exclusivity. In 1993, as a result of a settlement of a patent challenge case, the Company entered into a non-exclusive supply and distribution agreement with AstraZeneca. Under the distribution agreement, Barr purchased tamoxifen directly from AstraZeneca in both 10 mg and 20 mg tablets and

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marketed the product in the Barr label. The distribution agreement expired on
August 21, 2002. The Company has sought approval to manufacture and launch its 10 mg product during pediatric exclusivity, following depletion of its existing inventories of the distributed 10 mg product.

     The Company indicated that if it is unable to supply tamoxifen during some portion of AstraZeneca's pediatric exclusivity period, the Company would lose projected revenues and profits during that interruption. Depending on the duration of the supply interruption projected earnings for fiscal 2003 could be adversely affected by as much as 5% to 8%, assuming that all other factors are unchanged.

     Barr Laboratories, Inc. is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

     Safe Harbor Statement: To the extent that any statements made in this report contain information that is not historical, these statements are essentially forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include: the difficulty in predicting the timing and outcome of legal proceedings, including those relating to patent challenge settlements and patent infringement cases; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals; court and FDA decisions on exclusivity periods; competitor's ability to extend exclusivity periods past initial patent terms; market and customer acceptance and demand for our pharmaceutical products; reimbursement policies of third party payors; our ability to market our proprietary products; the successful integration of acquired businesses and products into our operations; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing; the ability to develop and launch new products on a timely basis; the availability of raw materials; availability of product we purchase and sell as a distributor; the regulatory environment; fluctuations in operating results, including spending for research and development, sales and marketing and patent challenge activities; and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission, or SEC. Forward-looking statements can be identified by the use of words such as "expects," "plans," "will," "believes," "estimates," "intends," "may" and other words of similar meaning. Should known or unknown risks or uncertainties materialize, or should our assumptions prove inaccurate, actual results could vary materially from those anticipated. The Company undertakes no obligation to publicly update any forward-looking statements.



CONTACT: Carol A. Cox of Barr Laboratories, +1-845-348-6808, or ccox@barrlabs.com

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NOTES TO EDITOR: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call: 800-758-5804 -- ext. 089750. Barr news releases and corporate information are also available on Barr's home page (http://www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories' Professional Services Department at 1-800-Barr Lab. Nolvadex(R) is a registered tradename of AstraZeneca Pharmaceuticals.